ICO, Inc. Non-Employee Director Cash Compensation Schedule
(effective January 1, 2009)

1)	All Non-Employee Directors

a)	$30,000 per year, payable quarterly in advance ($7,500 per quarter), and $1,500 for each Board meeting attended.

b)
Chairman of the Board receives an additional $25,000 per year, payable quarterly in advance ($6,250 per quarter), and $1,000/day for days spent out of town on ICO business and for which he does not receive a customary board meeting fee.

c)
When a Board member is requested, by the Chairman of the Board, to attend an out-of-the ordinary Committee meeting, management meeting, or to participate in other unusual and time-consuming circumstances (“ICO Business Meeting”) (i) requiring the Board member to travel out of town exclusively or primarily for the purpose of such ICO Business Meeting, or (ii) if no travel is required (e.g. Board member lives in Houston and the event is in Houston), to spend a full day or significant portion of the day to participate in such ICO Business Meeting, provided that the Board member is not entitled to receive a customary board or committee meeting fee that day, the Board member shall be compensated with a stipend of $1,000/day for each day of travel and/or ICO Business Meeting, and shall be reimbursed reasonable travel expenses incurred for the purpose of such ICO Business Meeting.

2)	Board Committee Members

a)	$1,500 for each Committee meeting attended.

b)	Audit Committee Chairman receives an additional $20,000 per year, payable quarterly in advance ($5,000 per quarter).
c)	Compensation Committee Chairman receives an additional $10,000 per year, payable quarterly in advance ($2,500 per quarter).
d)	Governance & Nominating Committee Chairman receives an additional $10,000 per year, payable quarterly in advance ($2,500 per quarter).